Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated May 1, 2023, and each included in this Post-Effective Amendment No. 341 to the Registration Statement (Form N-1A, File No. 333-192858) of The Advisors’ Inner Circle Fund III (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated March 1, 2023, with respect to the financial statements and financial highlights of FS Multi-Strategy Alternatives Fund, FS Chiron Real Asset Fund, FS Managed Futures Fund, Strategas Global Policy Opportunities ETF, Strategas Macro Thematic Opportunities ETF, ARGA Emerging Markets Value Fund and ARGA International Value Fund (seven of the series constituting The Advisors’ Inner Circle Fund III) included in the Annual Report to Shareholders (Form N-CSR) for the year ended December 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 28, 2023